Filed Pursuant to Rule 424(b)(3)
                                                    Registration No. 333-47880

PROSPECTUS SUPPLEMENT NO. 1
(To the Prospectus dated November 17, 2000)

                                IVOICE.COM, INC.
                          ----------------------------

                              STICKER SUPPLEMENT TO
                                   PROSPECTUS


      This prospectus supplement relates to the resale of shares of our Class A common stock by Swartz Private Equity, LLC. You should read this prospectus supplement in conjunction with the prospectus dated November 17, 2000. This prospectus supplement is incorporated by reference into the prospectus and all terms used herein shall have the meaning assigned to them in the prospectus.

      On November 15, 2000, we issued a put notice to Swartz Private Equity, LLC in connection with the investment agreement dated August 17, 2000, providing advance written notice of our intent to exercise a put right. Following two amendments to our initial put notice and an extension of the put period, on January 5, 2001, we sold 2,000,000 shares of our Class A common stock to Swartz for an aggregate purchase price of $150,000. In addition to the foregoing, we issued to Swartz a warrant to purchase up to a maximum of 200,000 shares of our Class A common stock, or 10% of the shares of Class A common stock issued to Swartz in accordance with the foregoing exercise of our put right. The warrant is exercisable at a price that will initially equal 110% of the lowest closing bid price during the put period, or $0.1045 per share. Each warrant will have semi-annual reset provisions, will be immediately exercisable, and will have a term beginning on the date of issuance and ending five years thereafter.

      Because Swartz may sell some or all of these shares, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of these shares, we cannot estimate the actual amount of shares that they will hold after the completion of the offering.

      We will not receive any of the proceeds from this sale of shares by Swartz. However, we will receive the sale price of common stock sold to Swartz and upon the exercise of the warrants issued to Swartz in connection with the investment agreement.

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITY COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      THIS STICKER IS PART OF THE PROSPECTUS AND MUST ACCOMPANY THE PROSPECTUS TO SATISFY PROSPECTUS DELIVERY REQUIREMENTS UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

          The date of this prospectus supplement is January 22, 2001